PURE Bioscience Reports Fiscal 2018 Year-End Financial Results

Update on PURE’s SDC-Based Antimicrobial Food Safety Solutions Outlook

SAN DIEGO, CA (October 25, 2018) – PURE Bioscience, Inc. (OTCQB: PURE), creator of the patented non-toxic silver dihydrogen citrate (SDC) antimicrobial, today reported financial results for the fiscal year ended July 31, 2018.

Summary of Results – Year End Operations

●	Revenues for the fiscal year ended July 31, 2018 decreased 3% to $1,774,000, compared with revenues of $1,831,000 in the prior fiscal year. The decrease of $57,000 was entirely attributable to reduced sales within our existing legacy, non-food safety customer base.
○ Core food safety revenues for fiscal 2018 increased 23% as compared with food safety revenues in fiscal 2017. Fiscal Q4 food safety revenues increased 165% and we anticipate that in fiscal Q1 ’19 triple digit revenue growth year-over-year will continue.
●	Net loss for fiscal 2018 was $7.4 million, as compared with $6.3 million for fiscal 2017. Net loss, excluding inducement expense, derivative expense, and share-based compensation, for fiscal 2018 was $4.7 million, as compared with $4.9 million for fiscal 2017.
●	Net loss per share was ($0.11) as compared with ($0.10) for fiscal 2017.
●	Gross margin was 60% for fiscal 2018 as compared with 61% for the same period in fiscal 2017. The decrease was primarily attributable to the sale of higher margin formulations and packaging configurations of our products during fiscal 2017 as compared with the current year.

Update – Fiscal Q4 to Present

●	Financings:
	○	In July, we raised $500,000 in the form of a promissory note from Tom Lee, a member of our Board of Directors and our largest shareholder.
	○	In August, we closed on an approximately $1.5 million private placement with existing shareholders. The funds raised included cancelled indebtedness of approximately $504,000 held by Lee.
	○	Proceeds of both financings were used for general working capital purposes.
●	Striving towards our previously stated goal to achieve cash flow breakeven in late calendar Q1 2019, in August, we continued to implement meaningful restructuring and cost reduction measures while pursuing immediate revenue generating opportunities, including:
	○	Board and management salaries and fees have been reduced, in some cases by 50%,
	○	Material reductions were made in outside advisor and service costs, and
	○	Sales and marketing expenses not directly related to new customer acquisitions and revenue growth were eliminated.
●	BOD and Strengthened Management:
	○	In July, we named attorney and entrepreneur Ivan Chen to our Board of Directors, filling the vacancy left by the retirement of Director William Otis.
	○	In October, we promoted seven-year PURE veteran Tom Myers to Chief Operating Officer to oversee operations, and our go-to-market strategy and team.

Continued

Hank R. Lambert, CEO, said “We are pleased to have closed the fiscal fourth quarter with strong momentum – and quarterly food safety revenues putting us on a $2 million annualized run rate. We are also very encouraged that fiscal Q1 is off to a strong start. Our quarterly core food safety revenue growth has grown to triple digits, which reflects our strategic focus and the game changing nature of our SDC-based solutions.”

Lambert continued, “We are seeing expanding use by Taylor Farms of PURE Control (our direct food contact antimicrobial solution), accelerating progress in gaining adoption of our truck sanitizing solution among food transport companies, and accelerating expansion of PURE Hard Surface use in processing plants and restaurant chains.

“We have squarely addressed expenses and taken a series of meaningful steps to significantly reduce our overhead. This combination of revenue momentum and expense control lead me to reaffirm my expectation that, based upon our projections of customer adoption and rollout, we can achieve a cash flow breakeven annual revenue run rate of approximately $6 million by the end of calendar Q1 2019,” concluded Lambert.

2018 Fiscal Year-End Financial Results Conference Call

The Participant Dial-In Number for the conference call is 1-631-891-4304. Participants should dial in to the call at least five minutes before 1:30pm PDT (4:30pm ET) on Thursday, October 25, 2018. The call can also be accessed “live” online at http://public.viavid.com/index.php?id=131359.

A replay of the recorded call will be available for 90 days on the Company’s website (http://www.purebio.com/investors/events-presentations/). You can also listen to a replay of the call by dialing 1-844-512-2921 (international participants dial 1-412-317-6671) starting October 25, 2018, at 7:30pm ET through November 1, 2018 at 11:59 pm ET. Please use PIN Number 10005505.

About PURE Bioscience, Inc.

PURE Bioscience, Inc. is focused on developing and commercializing our proprietary antimicrobial products primarily in the food safety arena — providing solutions to the health and environmental challenges of pathogen and hygienic control. Our technology platform is based on patented stabilized ionic silver, and our initial products contain silver dihydrogen citrate, or SDC. SDC is a broad-spectrum, non-toxic antimicrobial agent, which offers 24-hour residual protection and formulates well with other compounds. As a platform technology, SDC is distinguished from existing products in the marketplace because of its superior efficacy, reduced toxicity and it mitigates bacterial resistance. PURE is headquartered in El Cajon, California (San Diego metropolitan area). Additional information on PURE is available at www.purebio.com.

Forward-looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Statements in this press release concerning the company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements.” Forward-looking statements inherently involve risks and uncertainties that could cause our actual results to differ materially from any forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s failure to implement or otherwise achieve the benefits of its proposed business initiatives and plans; acceptance of the Company’s current and future products and services in the marketplace, including the Company’s ability to convert successful evaluations and tests for PURE Control into customer orders and customers continuing to place product orders as expected and to expand their use of the Company’s products; the Company’s ability to raise the funding required to support its continued operations and the implementation of its business plan; the ability of the Company to develop effective new products and receive required regulatory approvals for such products, including the required data and regulatory approvals required to use its SDC-based technology as a direct food contact processing aid in raw meat processing and to expand its use in OLR poultry processing; competitive factors, including customer acceptance of the Company’s SDC-based products that are typically more expensive than existing treatment chemicals; dependence upon third-party vendors, including to manufacture its products; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (the SEC), including its Form 10-K for the fiscal year ended July 31, 2018 and Form 10-Q for the third fiscal quarter ended April 30, 2018. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contacts: Hank Lambert, CEO	Terri MacInnis, VP of IR
PURE Bioscience, Inc.	Bibicoff + MacInnis, Inc.
619-596-8600 ext.103 hlambert@purebio.com	818-379-8500 terri@bibimac.com

PURE Bioscience, Inc.

Consolidated Balance Sheets

	July 31, 2018	July 31, 2017
Assets
Current assets
Cash and cash equivalents	$851,000	$1,640,000
Accounts receivable	275,000	297,000
Inventories, net	197,000	273,000
Restricted cash	75,000	75,000
Prepaid expenses	58,000	174,000
Total current assets	1,456,000	2,459,000
Property, plant and equipment, net	461,000	548,000
Patents, net	658,000	822,000
Total assets	$2,575,000	$3,829,000
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$608,000	$426,000
Promissory note payable	503,000	—
Accrued liabilities	170,000	249,000
Derivative liabilities	—	1,853,000
Total current liabilities	1,281,000	2,528,000
Deferred rent	13,000	11,000
Total liabilities	1,294,000	2,539,000
Commitments and contingencies (See Note 4)
Stockholders’ equity
Preferred stock, $0.01 par value: 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value: 100,000,000 shares authorized, 68,248,158 shares issued and outstanding at July 31, 2018, and 63,093,153 shares issued and outstanding at July 31, 2017	683,000	631,000
Additional paid-in capital	117,522,000	110,141,000
Accumulated deficit	(116,924,000)	(109,482,000)
Total stockholders’ equity	1,281,000	1,290,000
Total liabilities and stockholders’ equity	$2,575,000	$3,829,000

Continued

PURE Bioscience, Inc.

Consolidated Statements of Operations

	Year ended
	July 31,
	2018	2017
Net product sales	$1,774,000	$1,831,000
Operating costs and expenses
Cost of goods sold	763,000	760,000
Selling, general and administrative	5,235,000	5,230,000
Research and development	459,000	779,000
Share-based compensation	2,359,000	1,070,000
Total operating costs and expenses	8,816,000	7,839,000
Loss from operations	(7,042,000)	(6,008,000)
Other income (expense)
Inducement to exercise warrants	(876,000)	—
Change in derivative liabilities	459,000	(277,000)
Interest expense, net	(8,000)	(5,000)
Other income, net	25,000	27,000
Total other expense	(400,000)	(255,000)
Net loss	$(7,442,000)	$(6,263,000)
Basic and diluted net loss per share	$(0.11)	$(0.10)
Shares used in computing basic and diluted net loss per share	67,279,124	63,492,406

PURE Bioscience, Inc.

Consolidated Statements of Stockholders’ Equity

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance July 31, 2016	64,823,917	$649,000	$107,593,000	$(103,219,000)	$5,023,000
Issuance of common stock in private placements, net	1,572,941	16,000	1,033,000	—	1,049,000
Share-based compensation expense - stock options	—	—	968,000	—	968,000
Share-based compensation expense - restricted stock units	—	—	102,000	—	102,000
Warrant liability removed due to warrant exercise	—	—	226,000	—	226,000
Issuance of common stock upon vesting of restricted stock units	150,000	1,000	(1,000)	—	—
Issuance of common stock upon exercise of warrants	346,295	3,000	182,000	—	185,000
Restricted stock unit cancellation	(3,800,000)	(38,000)	38,000	—	—
Net loss	—	—	—	(6,263,000)	(6,263,000)
Balance July 31, 2017	63,093,153	$631,000	$110,141,000	$(109,482,000)	$1,290,000
Share-based compensation expense - stock options	—	—	1,525,000	—	1,525,000
Share-based compensation expense - restricted stock units	—	—	834,000	—	834,000
Warrant liability removed due to warrant exercise	—	—	1,394,000	—	1,394,000
Issuance of common stock upon exercise of warrants	4,914,505	49,000	2,583,000	—	2,632,000
Stock issued for services	240,500	3,000	169,000		172,000
Inducement to exercise warrants	—	—	876,000	—	876,000
Net loss	—	—	—	(7,442,000)	(7,442,000)
Balance July 31, 2018	68,248,158	$683,000	$117,522,000	$(116,924,000)	$1,281,000

Continued

PURE Bioscience, Inc.

Consolidated Statements of Cash Flows

	Year ended
	July 31,
	2018	2017
Operating activities
Net loss	$(7,442,000)	$(6,263,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	2,359,000	1,070,000
Amortization of stock issued for services	122,000	144,000
Stock issued for services	121,000	—
Depreciation and amortization	285,000	276,000
Inventory write-off	58,000	50,000
Gain on inventory recovery	(19,000)	—
Change in fair value of derivative liabilities	(459,000)	277,000
Inducement to exercise warrants	876,000	—
Interest expense on promissory note	3,000	—
Changes in operating assets and liabilities:
Accounts receivable	22,000	(34,000)
Inventories	37,000	27,000
Prepaid expenses	45,000	(58,000)
Accounts payable and accrued liabilities	103,000	(59,000)
Deferred rent	2,000	8,000
Net cash used in operating activities	(3,887,000)	(4,562,000)
Investing activities
Investment in patents	(15,000)	(20,000)
Purchases of property, plant and equipment	(19,000)	(206,000)
Net cash used in investing activities	(34,000)	(226,000)
Financing activities
Net proceeds from the exercise of warrants	2,632,000	185,000
Net proceeds from promissory note financing	500,000	—
Net proceeds from the sale of common stock	—	1,049,000
Net cash provided by financing activities	3,132,000	1,234,000
Net decrease in cash and cash equivalents	(789,000)	(3,554,000)
Cash and cash equivalents at beginning of year	1,640,000	5,194,000
Cash and cash equivalents at end of year	$851,000	$1,640,000
Supplemental disclosure of cash flow information
Cash paid for taxes	$3,000	$7,000
Noncash investing and financing activities
Warrant liability removed due to settlements	$1,394,000	$226,000
Common stock issued for prepaid services	$51,000	—
Restricted stock unit cancelation	$—	$38,000